Exhibit 21

RCN Corporation

Listing of Subsidiaries

TEC Air, Inc.

RCN Financial Management, Inc.

RCN Internet Services, Inc.

UNET Holding, Inc.

RLH Property Corporation

RCN Telecom Services of Illinois, LLC

Brainstorm Networks, Inc.

RCN Telecom Services, Inc.

RCN International Holdings, Inc.

RCN Telecom Services of Massachusetts, Inc.

RCN Telecom Services of Philadelphia, Inc.

RCN Telecom Services of Virginia, Inc.

RCN Telecom Services of Washington, DC, Inc.

21st Century Telecom Services, Inc.

RCN Cable TV of Chicago, Inc.

RCN Finance, LLC

RFM 2, LLC

RCN Entertainment, Inc.

ON TV, Inc.

Hot Spots Productions, Inc.

RCN-BecoCom, LLC